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                                                                 EXHIBIT O

                                        Proposed Notice Pursuant to Rule 22f)

                                        (Release No. 35-__________)



     FILINGS UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("ACT")


                                May ____, 1997


Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder.  All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s)

summarized below.  The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by June ___, 1997 to the Secretary, Securities and Exchange

Commission, Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below.  Proof of service (by affidavit or, in case of an attorney at law, by certificate)

should be filed with the request.  Any request for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter.  After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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Consolidated Natural Gas Company, et al. (70-7258)

__________________________________________________



    Consolidated Natural Gas Company ("Consolidated"), CNG Tower, Pittsburgh,

Pennsylvania 15222-3199, a registered holding company, and a number of its wholly-owned subsidiaries, have filed a post effective amendment to their

Application-Declaration under Sections 6, 7, 9(a), 10, and 12(b) of the Act.

    The Applicants propose to admit several new CNG companies as full participants in the Consolidated System Money Pool ("Money Pool") which is administered by Service Company and authorized by Commission Order dated

January 12, 1986 HCAR Mo. 24150, under this file number.

    The Money Pool consists of funds that may be available day to day, and loaned on a short-term basis to those participants, other than Consolidated and CNG Pipeline Company, which have a need for short-term funds.

Consolidated and CNG Pipeline Company are participants in the Money Pool but not borrowers.  After satisfaction of the borrowing needs of the Applicants,

Service Company, as agent of the Money Pool, invests excess funds and allocates the earnings among those participants providing such excess funds.

____________________________

    For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                              Jonathan G. Katz

                              Secretary